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FOR IMMEDIATE RELEASE

Craig M. Hammett - Vice President, Chief Financial Officer     (402) 341-4500
Jeffrey S. Laudin - Manager, Investor Relations                (402) 341-4500

              CalEnergy Announces $350 Million Senior Note Offering

                  OMAHA, NE, October 23, 1997: CalEnergy Company, Inc. ("CalEnergy" or the "Company") (NYSE, PCX and LSE Symbol: CE) announced today that it has arranged for the sale of $350 million aggregate principal amount of its 7.63% Senior Notes due 2007 ("Notes"). The notes have been rated BB+, Bal and BBB- by Standard & Poor's, Moody's and Duff & Phelps, respectively.

                  The Company will use the net proceeds from $350 million Senior Note Offering, together with approximately $700 million in net proceeds from the public offering of 19.1 million shares of common stock which closed on October 17 and general corporate funds of the Company, to complete the acquisition of all of the interests of Kiewit Diversified Group Inc. ("KDG") in the various international power general projects ("Joint Venture Energy Projects") which are jointly owned with the Company and managed by the Company, as well as the repurchase of all of KDG's outstanding ownership interests in the Company's Common Stock. The KDG acquisition agreement provides that the Company will pay $1,155,000,000 for KDG's ownership interest in the Joint Venture Energy Projects and the Company's Common Stock. The closing under the KDG acquisition agreement is expected to occur in January, 1998.

                  Lehman Brothers Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the managers of the Senior Note offering.

                  A prospectus relating to the securities may be obtained from Lehman Brothers Inc., Three World Financial Center, New York, New York 10285,
(212) 526-5055.

                  This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

                  The Company, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers. www.calenergy.com